Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 (No.333-XXXXX  ) of Stardust Power Inc. and subsidiaries (formerly Global Partner Acquisition Corp II), of our report dated March 27, 2025, (which includes an explanatory paragraph relating to Stardust Power Inc. and its subsidiaries’ ability to continue as a going concern), on our audit of the consolidated financial statements of Stardust Power Inc. and subsidiaries as of December 31, 2024 and December 31, 2023, and for the year ended December 31, 2024 and for the period from March 16, 2023 (inception) to December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ KNAV CPA LLP

KNAV CPA LLP

Atlanta, Georgia

June 11, 2025